Exhibit 99.1
Sun Country Airlines Reports First Quarter 2023 Results
Revenue of $294 million, Sun Country’s highest on record(1)
GAAP diluted EPS of $0.64 and operating income of $56 million, Sun Country’s highest on record(1)
Adj. diluted EPS of $0.68(2) and adjusted operating income of $58 million(2), Sun Country’s highest on record(1)
MINNEAPOLIS. April 27, 2023. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines,” “Sun Country,” the “Company”) (NASDAQ: SNCY) today reported financial results for its first quarter ended March 31, 2023.

“Sun Country’s unique, diversified business model continues to deliver strong results,” said Jude Bricker, Chief Executive Officer of Sun Country. “The revenue environment remains resilient, as we saw a 20.8% increase in total average fare and a gain of 8.6 percentage points in load factor in the first quarter versus 2022. This demand strength helped deliver a first quarter GAAP operating income margin of 19.0% and an adjusted operating income margin of 19.9%(2), easily exceeding the first quarter of last year by over 9 percentage points. We delivered these outstanding results despite a winter season at our Minneapolis-St. Paul base that was the third snowiest on record. I want to thank our dedicated team of employees for their extraordinary efforts this winter.”
Overview of First Quarter

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2023	2022	% Change
Total Operating Revenue	$294.1	$226.5	29.8
Operating Income	55.8	21.8	155.5
Income Before Income Tax	49.7	6.4	674.0
Net Income	38.3	3.6	953.8
Diluted earnings per share	$0.64	$0.06	966.7

	Three Months Ended March 31,
(unaudited) (in millions, except per share amounts)	2023	2022	% Change
Adjusted Operating Income (2)	$58.5	$22.8	156.9
Adjusted Income Before Income Tax (2)	52.5	15.7	234.6
Adjusted Net Income (2)	40.4	12.3	227.6
Adjusted diluted earnings per share (2)	$0.68	$0.20	240.0

For the quarter ended March 31, 2023, Sun Country reported net income of $38 million and income before income tax of $50 million, on $294 million of revenue. Adjusted income before income tax for the quarter was $53 million(2). GAAP operating income during the quarter was $56 million, while adjusted operating income was $58 million(2).

“We continue to see strength across our scheduled service, charter and cargo businesses,” said Dave Davis, President and Chief Financial Officer. “Total revenue was up nearly 30% year-over-year, with Scheduled Service TRASM(3) up 34.7% and TRASM(4), including charter revenue, up 30.6% versus the first quarter of 2022. GAAP operating income increased 155% while adjusted operating income was up 157% year-over-year, generating a GAAP operating margin of 19.0% and an adjusted operating income margin of nearly 20% in our seasonally strongest quarter. During the first quarter, our unit costs were negatively impacted by decreased aircraft utilization levels. In the second quarter, we expect total block hour growth of at least 11% versus last year, and pressure on non-fuel CASM should ease during the year. We are also excited to have acquired five 737-900ER aircraft which are currently on lease to Oman Air. We will obtain the lease revenue from Oman Air until the expiration of the leases and the aircraft are delivered to us beginning in late 2024 and continuing through 2025. The 737-900ER is a new fleet variant for Sun Country and we expect it to create new opportunities for our network.”

Notable Highlights

•As of early April, the Company acquired five 737-900ER aircraft which are currently on lease to Oman Air. The aircraft will remain on lease to Oman Air until the leases expire in late 2024 and through 2025. Sun Country will take delivery of one aircraft in late 2024 and the other four throughout 2025.
•Extended the flight schedule through December 2023 to include 120 routes serving 90 airports.
•The Company repurchased 750,000 shares at a price of $19.75 from the underwriters of the Apollo Global Management secondary offering. The Company also completed its $25 million accelerated share repurchase program resulting in the repurchase of 480,932 additional shares. It still has $10.2 million authorized by the board of directors available for share repurchases.
•Named Jennifer Vogel as chair of the board of directors, the Company’s first female chairperson. She oversees a diverse board that is comprised of 50% women.
Capacity
System block hours flown during the first quarter of 2023 grew by 3.8% year over year. Cargo and charter block hours grew 5.2% and 32.9% respectively year over year, as more Amazon aircraft were available to fly and our contract charter business continues to expand. Scheduled service flying declined by 2.2% year over year and is expected to resume year over year growth in the second quarter.
Charter block hours under long-term contracts comprised 81% of the total charter flying performed in the first quarter of 2023. As the Company begins to normalize its aircraft utilization, it intends to pursue more ad-hoc charter flying.
Revenue
For the first quarter of 2023, the Company reported total revenue of $294 million, which was 29.8% more than the first quarter of 2022. The Company’s scheduled service TRASM(3) of 13.8 cents in the first quarter of 2023 increased 34.7% year over year while scheduled service ASMs decreased 3.5%. The first quarter 2023 average total fare of $221 exceeded first quarter 2022 by 20.8% and included strong average ancillary revenue per passenger of $69. In the first quarter of 2023, the Company’s charter service revenue was $46 million, an increase of 40.5% year over year. On a rate basis, first quarter 2023 charter revenue per block hour was 5.7% higher than the rate in the first quarter of 2022.
In the first quarter of 2023, cargo revenue was $23 million, a 11.0% increase versus the first quarter of 2022. The variance was primarily driven by a 5.2% increase in block hours and the annual rate escalation which went into effect in mid-December 2022.
Cost
For the first quarter of 2023, total GAAP operating expenses increased 16.4% year over year, primarily due to a 12.0% increase in aircraft fuel expense and a 26.5% increase in salaries, wages, and benefits compared to first quarter 2022. Adjusted CASM(5) in the first quarter increased 14.3% versus the first quarter 2022 on a decrease in daily aircraft utilization of 15.1% for the same period.

Balance Sheet and Liquidity
Total liquidity(7) was $262 million on March 31, 2023, while the Company’s net debt(6) was $449 million.

(in millions)	March 31, 2023	December 31, 2022
	(Unaudited)
Cash and Cash Equivalents	$71.6	$92.1
Available-for-Sale Securities	165.3	172.6
Amount Available Under Revolving Credit Facility	24.7	24.7
Total Liquidity	$261.6	$289.4

(in millions)	March 31, 2023	December 31, 2022
	(Unaudited)
Total Debt, net	$412.3	$352.2
Finance Lease Obligations	247.0	251.3
Operating Lease Obligations	26.1	26.1
Total Debt, net, and Lease Obligations	685.4	629.6
Cash and Cash Equivalents	71.6	92.1
Available-for-Sale Securities	165.3	172.6
Net Debt	$448.5	$364.9
Fleet
As of March 31, 2023, the Company had 42 aircraft in its passenger service fleet, operated 12 freighter aircraft in its cargo operation, and had three aircraft held for operating lease.
Guidance for Second Quarter 2023

	Q2 2023	H/(L) vs Q2 2022
Total revenue - millions	$255 to $265	16% to 21%
Economic fuel cost per gallon	$2.85	(35%)
Operating income margin - percentage	11% to 16%	9pp to 14pp
Effective tax rate	23%
Total system block hours - thousands	34 to 35	11% to 14%

Conference Call & Webcast Details
Sun Country Airlines will host a conference call to discuss its first quarter 2023 results at 8:30 a.m. Eastern Time on Friday, April 28, 2023. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call.
About Sun Country Airlines
Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives ("VFR") passengers and charter customers and providing cargo services, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

End Notes

1 -	Records begin in January 2017
2 -	See additional details, including reconciliations to the most comparable GAAP measures, in the section titled “Non-GAAP financial measures”
3 -	Scheduled service TRASM = scheduled service revenue + ancillary revenue + other revenue / scheduled service ASMs
4 -	Total system TRASM = total revenue – cargo revenue / system ASMs
5 -
Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, non-cash management stock compensation expense, costs arising from its cargo operations (began in 2020 when the Company launched cargo operations), certain commissions, and other costs of selling its vacations product from this measure. See table titled “Reconciliation of CASM to Adjusted CASM”

6 -	Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and cash equivalents - Available-for-Sale Securities
7 -	Total liquidity = cash and cash equivalents + available-for-sale securities + amount available under revolver
Contacts

Investor Relations
Chris Allen
651-681-4810
IR@suncountry.com
Media
Wendy Burt
651-900-8400
mediarelations@suncountry.com

Forward Looking Statements
This press release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are relating to:
• our strategy, outlook and growth prospects;
• our operational and financial targets and dividend policy;
• general economic trends and trends in the industry and markets;
• potential repurchases of our common stock; and
• the competitive environment in which we operate.
These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
These forward-looking statements reflect our views with respect to future events as of the date of this press release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. You should read this press release completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Non-GAAP Financial Measures
We sometimes use information that is derived from the Consolidated Financial Statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2023	2022	% Change
Operating Revenues:
Scheduled Service	$152,657	$124,068	23.0
Charter Service	46,187	32,879	40.5
Ancillary	68,425	45,086	51.8
Passenger	267,269	202,033	32.3
Cargo	23,361	21,053	11.0
Other	3,485	3,439	1.3
Total Operating Revenue	294,115	226,525	29.8

Operating Expenses:
Aircraft Fuel	72,290	64,544	12.0
Salaries, Wages, and Benefits	75,430	59,617	26.5
Aircraft Rent	1,480	3,186	(53.5)
Maintenance	13,039	11,995	8.7
Sales and Marketing	9,929	8,628	15.1
Depreciation and Amortization	19,460	15,328	27.0
Ground Handling	11,038	7,958	38.7
Landing Fees and Airport Rent	12,051	10,286	17.2
Other Operating, net	23,615	23,150	2.0
Total Operating Expenses	238,332	204,692	16.4
Operating Income	55,783	21,833	155.5

Non-operating Income (Expense):
Interest Income	2,741	24	NM
Interest Expense	(8,630)	(8,562)	0.8
Other, net	(212)	(6,876)	(96.9)
Total Non-operating Expense, net	(6,101)	(15,414)	(60.4)

Income before Income Tax	49,682	6,419	674.0
Income Tax Expense	11,354	2,782	308.1
Net Income	$38,328	$3,637	953.8

Net Income per share to common stockholders:
Basic	$0.68	$0.06	1033.3
Diluted	$0.64	$0.06	966.7
Shares used for computation:
Basic	56,630,656	57,907,655	(2.2)
Diluted	59,535,045	61,731,942	(3.6)
“NM” stands for not meaningful

KEY OPERATING STATISTICS
The following table presents key operating statistics and metrics for the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
	2023	2022	% Change
Scheduled Service Statistics:
Revenue passenger miles (RPMs) – thousands	1,432,131	1,338,459	7.0
Available seat miles (ASMs) – thousands	1,625,728	1,684,532	(3.5)
Load factor	88.1%	79.5%	8.6
Revenue passengers carried	998,238	922,652	8.2
Departures	6,177	6,227	(0.8)
Block hours	21,941	22,433	(2.2)
Scheduled service TRASM(1) - cents	13.81	10.25	34.7
Average base fare per passenger	$152.93	$134.47	13.7
Ancillary revenue per passenger	$68.55	$48.87	40.3
Fuel gallons - thousands	17,383	17,401	(0.1)

Charter Statistics:
Departures	2,369	1,620	46.2
Block hours	5,054	3,804	32.9
Available seats miles (ASMs) - thousands	301,913	235,705	28.1
Fuel gallons - thousands	3,526	2,758	27.8

Cargo Statistics:
Departures	3,027	2,574	17.6
Block hours	7,776	7,390	5.2

Total System Statistics:
Average passenger aircraft	41.3	34.1	21.1
Passenger aircraft – end of period	42	38	10.5
Cargo aircraft – end of period	12	12	—
Aircraft held for operating lease – end of period	3	—	NM
Available seat miles (ASMs) – thousands	1,945,001	1,928,149	0.9
Departures	11,672	10,487	11.3
Block hours	35,083	33,805	3.8
Daily utilization – hours	7.3	8.6	(15.1)
Average stage length – miles	1,225	1,336	(8.3)
Total revenue per ASM (TRASM)(2) - cents	13.92	10.66	30.6
Cost per ASM (CASM) - cents	12.25	10.62	15.3
Adjusted CASM - cents	7.10	6.21	14.3
Fuel gallons - thousands	21,073	20,245	4.1
Fuel cost per gallon	$3.45	$3.20	7.8
Employees at end of period	2,634	2,316	13.7
1 – Scheduled service TRASM = scheduled service revenue + ancillary revenue + other revenue / scheduled service ASMs
2 – Total system TRASM = total revenue – cargo revenue / system ASMs

SUMMARY BALANCE SHEET (Dollars in millions) (amounts may not recalculate due to rounding)

	March 31, 2023	December 31, 2022	% Change
	(Unaudited)
Cash & Cash Equivalents	$71.6	$92.1	(22.3)
Other Current Assets	254.4	253.4	0.4
Total Current Assets	326.0	345.5	(5.6)
Total Property & Equipment, net	868.3	785.7	10.5
Other	387.5	393.3	(1.5)
Total Assets	1,581.7	1,524.4	3.8

Air Traffic Liabilities	141.6	158.0	(10.4)
Current Finance Lease Obligations	18.5	18.0	2.9
Current Operating Lease Obligations	6.6	6.3	4.5
Current Maturities of Long-Term Debt, net	66.2	57.5	15.0
Income Tax Receivable Agreement Liability	8.2	2.3	261.3
Other Current Liabilities	125.3	135.0	(7.2)
Total Current Liabilities	366.4	377.1	(2.9)
Finance Lease Obligations	228.5	233.3	(2.1)
Operating Lease Obligations	19.5	19.8	(1.6)
Long-Term Debt, net	346.1	294.7	17.4
Income Tax Receivable Agreement Liability	92.9	101.5	(8.6)
Other	7.4	5.2	42.2
Total Liabilities	1,060.7	1,031.7	2.8

Total Stockholders Equity	$521.0	$492.7	5.7

SUMMARY CASH FLOW (Dollars in millions) (Unaudited - amounts may not recalculate due to rounding)

	Three Months Ended March 31,
	2023	2022	% Change
Net Cash Provided by Operating Activities	$47.9	$18.2	162.8

Purchases of Property & Equipment	(105.0)	(49.7)	111.3
Other, net	9.7	0.1	NM
Net Cash Used in Investing Activities	(95.2)	(49.6)	91.9

Common Stock Repurchases	(14.8)	—	NM
Proceeds from Borrowing	71.3	78.0	(8.6)
Repayment of Finance Lease Obligations	(4.3)	(4.5)	(4.2)
Repayment of Borrowings	(10.1)	(77.9)	(87.0)
Other, net	(3.3)	(1.5)	123.8
Net Cash Provided by (Used In) Financing Activities	38.8	(5.9)	(759.7)

Net Decrease in Cash	(8.6)	(37.3)	(77.0)
Cash, Cash Equivalents and Restricted Cash – Beginning of the Period	102.9	317.8	(67.6)
Cash, Cash Equivalents and Restricted Cash – End of the Period	$94.4	$280.5	(66.4)
“NM” stands for not meaningful
NON-GAAP FINANCIAL MEASURES
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of Operating Income and Net Income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry.
The measures described above have limitations as analytical tools. Some of the limitations applicable to these measures include: they do not reflect the impact of certain cash and non-cash charges resulting from matters we consider not to be indicative of our ongoing operations; and other companies in our industry may calculate these non-GAAP measures differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, the following non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to the possible differences in the method of calculation and in the items being adjusted.
For the aforementioned reasons, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share,

Adjusted EBITDA and Adjusted EBITDA Margin have significant limitations which affect their use as indicators of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of GAAP Operating Income to Adjusted Operating Income Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP operating income to adjusted operating income.

	Three Months Ended March 31,
	2023	2022
Operating Revenue	$294.1	$226.5
Operating Income	55.8	21.8
Stock Compensation Expense	2.7	0.9
Adjusted Operating Income	$58.5	$22.8

Operating Income Margin	19.0%	9.6%
Adjusted Operating Income Margin	19.9%	10.0%

Reconciliation of GAAP Income Before Income Tax to Adjusted Income Before Income Tax Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP income before income tax to adjusted income before income tax.

	Three Months Ended March 31,
	2023	2022
Net Income	$38.3	$3.6
Add: Provision for Income Tax Expense	11.4	2.8
Income Before Income Tax, as reported	49.7	6.4
Pre-tax margin	16.9%	2.8%

Stock Compensation Expense	2.7	0.9
Tax Receivable Agreement adjustment (1)	(0.4)	6.8
Loss on refinancing credit facility	—	1.6
Secondary offering costs	0.5	—
Adjusted Income Before Income Tax	$52.5	$15.7

Adjusted Pre-tax margin	17.9%	6.9%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Reconciliation of GAAP Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
Dollars and shares in millions, except for per share – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share.

	Three Months Ended March 31,
	2023		2022
	Dollars	Per Share - diluted	Dollars	Per Share - diluted
Net Income	$38.3	$0.64	$3.6	$0.06
Stock Compensation Expense	2.7	0.05	0.9	0.01
Tax Receivable Agreement adjustment (1)	(0.4)	(0.01)	6.8	0.11
Loss on refinancing credit facility	—	—	1.6	0.03
Secondary offering costs	0.5	0.01	—	—
Income tax effect of adjusting items, net (2)	(0.7)	(0.01)	(0.6)	(0.01)
Adjusted Net Income	$40.4	$0.68	$12.3	$0.20

Diluted share count	59.5		61.7

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)
(2)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the application period

Reconciliation of GAAP Net Income to Adjusted EBITDA Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following tables present the reconciliation of net income to adjusted EBITDA for the periods presented below.

	Three Months Ended March 31,
	2023	2022
Net Income	$38.3	$3.6
Interest Income	(2.7)	—
Interest Expense	8.6	8.6
Stock Compensation Expense	2.7	0.9
Tax Receivable Agreement adjustment (1)	(0.4)	6.8
Secondary offering costs	0.5	—
Provision for Income Taxes	11.4	2.8
Depreciation and Amortization	19.5	15.3
Adjusted EBITDA	$77.9	$38.0

Adjusted EBITDA margin	26.5%	16.8%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Adjusted CASM
Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations, stock based compensation, certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors.

Adjusted CASM excludes fuel costs. By excluding volatile fuel expenses that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft and maintenance costs, and productivity, which are more controllable by management.
We have excluded costs related to the cargo operations as these operations do not create ASMs. Adjusted CASM further excludes other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any period.
As derivations of Adjusted CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of Adjusted CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the aforementioned reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of CASM to Adjusted CASM Amounts may not recalculate due to rounding, dollar amounts in millions
The following table presents the reconciliation of CASM to Adjusted CASM.

	Three Months Ended March 31,
	2023		2022
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$238.3	12.25	$204.7	10.62
Less:
Aircraft Fuel	72.3	3.72	64.5	3.35
Stock Compensation Expense	2.7	0.13	0.9	0.05
Cargo expenses, not already adjusted above	24.8	1.28	19.1	0.99
Sun Country Vacations	0.4	0.02	0.4	0.02
Adjusted CASM	$138.1	7.10	$119.7	6.21

Available seat miles (ASMs) - mm	1,945.0		1,928.1